REGISTRATION NO. 33-
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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                               -------------------
                                     FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                          NORTHWEST NATURAL GAS COMPANY
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     OREGON                                            93-0256722
(STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

        ONE PACIFIC SQUARE, 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209
                                  (503-226-4211)
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               --------------------

                                ROBERT L. RIDGLEY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    ONE PACIFIC SQUARE, 220 N.W. SECOND AVENUE
                             PORTLAND, OREGON  97209
                                  (503) 226-4211
 BRUCE R. DEBOLT                                    ROBERT G. SCHUUR, ESQ.
SENIOR VICE PRESIDENT, FINANCE,                          REID & PRIEST
AND CHIEF FINANCIAL OFFICER                           40 WEST 57TH STREET
ONE PACIFIC SQUARE, 220 N.W. SECOND AVENUE         NEW YORK, NEW YORK  10019
PORTLAND, OREGON  97209                                (212) 603-2000
 (503) 226-4211
     (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA CODES, OF AGENTS FOR SERVICE)
                               --------------------
        APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE TO  THE  PUBLIC:
   FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK
   THE FOLLOWING BOX.   /__/
        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /x/
                                                                           __
                               --------------------
                         CALCULATION OF REGISTRATION FEE
   ---------------------------------------------------------------------------
                                                   PROPOSED
                                                    MAXIMUM
   TITLE OF EACH CLASS  AMOUNT  PROPOSED MAXIMUM   AGGREGATE   AMOUNT OF
    OF SECURITIES TO    TO BE    OFFERING PRICE    OFFERING   REGISTRATION
     BE REGISTERED   REGISTERED(1) PER UNIT(1)     PRICE(1)      FEE(2)
   -------------------------------------------------------------------------
   FIRST MORTGAGE
    BONDS
   COMMON STOCK

         TOTAL       $60,000,000                  $60,000,000     $20,690
   -------------------------------------------------------------------------
   (1) INFORMATION AS TO EACH CLASS OMITTED PURSUANT TO GENERAL INSTRUCTION II(D) TO FORM S-3.
   (2)  CALCULATED IN ACCORDANCE WITH RULE 457(o).
                               --------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   ---------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 25, 1994
   PROSPECTUS
   ----------

                          NORTHWEST NATURAL GAS COMPANY


                               FIRST MORTGAGE BONDS
                                   COMMON STOCK


                                __________________


      Northwest Natural Gas Company (the "Company") intends from time to time to sell of its First Mortgage Bonds (the "New Bonds") and/or Common Stock (the "New Common Stock") (the New Bonds and the New Common Stock being collectively referred to herein as the "Securities") in any combination at an aggregate initial offering price not to exceed $60,000,000. The Securities will be offered at prices and on terms to be determined at the times of sale. For each issue of the New Bonds for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement that will set forth, with respect to such issue, its series designation, the aggregate principal amount thereof, the terms of the offering, its maturity date or dates, its interest rate or rates, the interest payment dates and the date from which interest will accrue, whether all or any portion will be issued to a designated depositary, its redemption provisions, if any, and any other specific terms. For each issue of the New Common Stock for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement that will set forth the terms of the offering. The Common Stock is traded in the over-the-counter market. Its price and volume data are reported on the National Association of Securities DealersAutomated Quotation (NASDAQ) National Market System using the symbol "NWNG". The sale of one of the Securities will not be contingent upon the sale of the other.


                                __________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.



      The Securities may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Securities in respect of which this Prospectus will be delivered, the names of such agents or underwriters, and the initial price to the public, any applicable commissions or discounts and the net proceeds to the Company, or the means of determining the same, will be set forth in an accompanying Prospectus Supplement. The Company may indemnify agents and underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution".



                  The date of this Prospectus is         , 1994.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

      The  Company  is  subject  to  the   informational  requirements  of  the
   Securities  Exchange  Act of  1934, as  amended  ("Exchange Act"),  and, in
   accordance  therewith,  files  reports  and  other  information  with   the
   Securities and  Exchange Commission.   Reports, proxy statements  and other
   information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Securities and Exchange
   Commission:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

      All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of
   filing   of  such  documents.    Any  statement  contained  in  a  document
   incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS SHALL HAVE BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS SHALL HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE
   INTO SUCH  DOCUMENTS.   REQUESTS  FOR  SUCH COPIES  SHOULD BE  DIRECTED  TO
   NORTHWEST NATURAL GAS COMPANY, SHAREHOLDER SERVICES DEPARTMENT, ONE PACIFIC SQUARE, 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209, OR BY CALLING THE FOLLOWING NUMBER: 503-226-4211.


                                   THE COMPANY

      The Company, which was incorporated under the laws of Oregon in 1910, distributes natural gas to customers in western Oregon and southwestern
   Washington,  including the  Portland  metropolitan area.    Gas service  is
   provided in 95 cities and neighboring communities in 16 Oregon counties, and in nine cities and neighboring communities in three Washington
   counties.   The  Company's service  areas have  a population  of 2,600,000,
   including about 78 percent of the  population of the State of Oregon.   The
   Company's executive offices  are located  at One Pacific  Square, 220  N.W.
   Second  Avenue, Portland, Oregon 97209.   Its telephone  number is 503-226-
   4211.

      Oregon Natural Development Corporation, a wholly-owned subsidiary, is engaged in natural gas exploration, development and production in the western United States and Canada.

      NNG  Financial   Corporation,  another   wholly-owned  subsidiary,  holds
   financial  investments  as  a  limited  partner   in  four  solar  electric
   generating systems, four windmill projects and a hydroelectric project, all located in California, and in a low-income housing project in Portland.
   NNG  Financial  also  arranges   short-term  financing  for  the  Company's
   operating subsidiaries.


                        RATIO OF EARNINGS TO FIXED CHARGES

      The Company has calculated the ratios of earnings to fixed charges pursuant to Item 503 of SEC Regulation S-K as follows:


                                    Twelve Months Ended
                      -----------------------------------------------
                       March
                        31,                December 31,
                       ------   -------------------------------------
                       1994     1993   1992    1991    1990    1989
                       ----     ----   ----    ----    ----    ----
                       2.94     3.22   1.81    1.59    2.64    2.75

      Earnings consist of net income to which have been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income.


                      USE OF PROCEEDS AND FINANCING PROGRAM

      The net proceeds to be received by the Company from the sale of the Securities will be added to the general funds of the Company and used for corporate purposes, primarily to fund, in part, the Company's ongoing utility construction program and to repay short-term debt incurred for such purpose.

      The Company expects its utility construction and equipment expenditures in 1994 to aggregate $75 million. The Company expects such expenditures for the five-year period, 1994-98, to aggregate between $325 million and $350 million. The capital requirements of its subsidiaries during the same period are expected to be limited to funds internally generated by the
   subsidiaries.   Approximately $21 million of long-term debt matures in 1996 and $26 million in 1997.

      The Company estimates that 50% or more of the funds required for utility purposes during the 1994-98 period will be internally generated and that the balance, as well as substantially all of the funds required for the repayment of maturing debt, will be funded through short-term borrowings, which will be refinanced periodically through the sale of long-term debt and equity securities, in such amounts and at such times as the Company's cash requirements and market conditions shall determine. Based upon this estimate, the Company expects that, through the end of 1995, its sales of Common Stock will not exceed $50 million, consisting of not more than $40 million of New Common Stock and approximately $10 million of Common Stock expected to be sold through its Dividend Reinvestment and Stock Purchase Plan and various employee plans.


                           DESCRIPTION OF THE NEW BONDS

      General:   The New Bonds  are to be  issued under  the Company's Mortgage and Deed of Trust, dated as of July 1, 1946, to Bankers Trust Company and R.G. Page (Stanley Burg, successor), as trustees, as supplemented by twenty supplemental indentures and as to be further supplemented by one or more additional supplemental indentures providing for one or more series of the New Bonds, all of which are collectively referred to as the "Mortgage".

      The  statements herein  concerning the  New  Bonds  and the  Mortgage are
   merely  an outline and  do not purport  to be complete.   They make  use of
   terms defined in the Mortgage and are qualified in their entirety by express reference to the cited Sections and Articles.

      Reference is made to the Prospectus Supplement for  each issue of the New
   Bonds  for the  following terms, among  others, of  the New   Bonds offered
   thereby: (i) the series designation and aggregate principal amount thereof,
   (ii) the initial  public offering price and other  terms of their offering,
   (iii) the date or dates on which they will mature, (iv) the rate or rates per annum at which they will bear interest, (v) the times at which such interest will be payable and the date from which it will accrue, (vi) whether all or any portion thereof will be issued to a designated depositary, (vii) any redemption provisions, and (viii) other specific terms.

      Form,  Exchange  and  Payment:    Unless   otherwise  indicated  in   the
   Prospectus Supplement for an issue of the New Bonds, the New Bonds offered thereby will be issued only in fully registered form in denominations of
   $1,000 and  any multiple thereof.   The New  Bonds are exchangeable  at the
   office of Bankers Trust Company in New York City, without charge other than
   taxes or  other  governmental  charges incident  thereto.    Principal  and
   interest are payable at such office.

      Provisions for  Maintenance of  Property:   While  the Mortgage  contains
   provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of First Mortgage Bonds ("Bonds") pursuant to these provisions.

      Security:  The New Bonds together with all  other Bonds now or  hereafter
   issued   under  the  Mortgage  will  be  secured  by  the  Mortgage,  which constitutes, in the opinion of Bruce B. Samson, Esq., General Counsel of the Company, a first mortgage lien on all of the gas plants, distribution systems and other materially important physical properties of the Company (except as stated below), subject to (a) leases of minor portions of the Company's property to others for uses which, in the opinion of such
   Counsel, do  not interfere  with the    Company's business,  (b) leases  of
   certain property of the Company not used in its gas utility business or the gas by-product business, (c) excepted encumbrances, and (d) minor defects and encumbrances customarily found in properties of like size and character which, in the opinion of such Counsel, do not impair the use of such properties by the Company. There are excepted from the lien all cash and securities; certain equipment, apparatus, materials or supplies; aircraft,
   automobiles  and  other   vehicles;  receivables,  contracts,  leases   and
   operating agreements; timber, minerals, mineral rights and royalties; and all natural gas and oil production property.

      The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets. (See Mortgage, Art. XVI.)

      The Mortgage provides that the trustees shall have a lien upon the mortgaged property, prior to that of the Bonds, for the payment of their reasonable compensation and expenses, and for indemnity against certain liabilities. (See Mortgage, Sec. 96.)

      Issuance of Additional Bonds: Bonds may be issued from time to time on the basis of (1) 60% of property additions, after adjustments to offset
   retirements;  (2) retirement  of   Bonds  or qualified  lien bonds;  or (3)
   deposit of cash. With certain exceptions in the case of (2) above, the issuance of Bonds is subject to adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months being at least
   twice  the  annual  interest  requirements  on  all    Bonds  at  the  time
   outstanding, including the additional issue, and all indebtedness of prior rank.

      Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but may not include securities, airplanes, automobiles or other vehicles or natural gas transmission lines or natural gas and oil production property. As of March 31, 1994, approximately $201,300,900 of property additions and $93,000,000 of retired Bonds were available for use as the basis for the issuance of Bonds.

      The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens.

      The  New Bonds  will be  issued  against  property additions  and retired
   Bonds.

      (See Mortgage, Secs. 4-7, 20-30 and 46 and Third Supplemental, Secs. 3 and 4.)

      Release and Substitution of Property:   Property may be released  against
   (1) deposit of cash or, to a limited extent, purchase money mortgages, (2) property additions, or (3) waiver of the right to issue Bonds without applying any earnings test. Cash so deposited and cash deposited against the issuance of additional bonds may be withdrawn upon the bases stated in
   (2) and (3) above. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash
   proceeds of such property.   The Mortgage contains special  provisions with
   respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. (See Mortgage, Secs. 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118.)

      Defaults  and Notice  Thereof:   Defaults  are:   default  in payment  of
   principal; default for 60 days in payment of interest or of installments of funds for retirement of bonds; certain defaults with respect to qualified lien bonds; certain events in bankruptcy, insolvency or reorganization; and
   default for  90 days  after notice  in the case  of other  covenants.   The
   trustees may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Bonds) if they think it in the interest of the Bondholders. (See Mortgage, Secs. 65 and 66.)

      Holders of 25% of the Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default
   has been cured.   No holder of  Bonds may enforce the lien  of the Mortgage
   without giving the trustees written notice of a default and unless holders of 25% of the Bonds have requested the trustees to act and offered them
   reasonable opportunity to  act and the  trustees have failed  to act.   The
   trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees, or exercising any trust or power conferred upon the trustees but the trustees are not required to follow such direction if
   not sufficiently  indemnified for expenditures.   (See Mortgage,  Secs. 67,
   71, 80 and 94.)

      Evidence  to be  Furnished to  the  Trustees:   Compliance  with Mortgage
   provisions is evidenced by written statements of the Company's officers or persons selected by the Company. In certain major matters the accounting,
   engineer,  appraiser  or  other  expert   must  be  independent.    Various
   certificates and other papers, including a certificate with respect to compliance with the terms of the Mortgage and the absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Secs. 67, 71, 80 and 94).

      Modification  of  the Mortgage:   The  rights of  the Bondholders  may be
   modified with the consent of 70% of the Bonds and, if less than all series of Bonds are affected, the consent also of 70% of Bonds of each series affected. The Company has reserved the right without any consent or other action by holders of any series of Bonds (including the New Bonds), and intends in conjunction with the issuance of the New Bonds, to substitute 66-2/3% for 70%. In general, no modification of the terms of payment of principal and interest, and no modification affecting the lien of the Mortgage or reducing the percentage required for modification is effective
   against any Bondholder  without his consent.   (See Mortgage, Art.  XIX and
   Ninth Supplemental, Sec. 6.)

      The Company has reserved the right to amend the Mortgage, without any consent or other action by holders of the Bonds of the Eighteenth Series or of Bonds of any subsequently created series (including the New Bonds), in the following respects:

      Release and Substitution of Property. To permit the release of property at the lesser of its cost or its fair value at the time that such property became funded property, rather than at its fair value at the time of its release; and to facilitate the release of unfunded property. (See Mortgage, Secs. 3, 59 and 60 and Eighteenth Supplemental, Sec. 2.03.)

      Issuance of Additional Bonds. To clarify that (i) for purposes of determining annual interest requirements, interest on Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such Bonds or other indebtedness during the period of calculation, or, if such Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance, and (ii) no extraordinary items shall be included in operating expenses or deducted from revenues or other income in calculating adjusted net earnings (See Mortgage, Sec.
      7); and to revise the basis for the issuance of additional Bonds from 60% of property additions, after adjustments to offset retirements, to 70%. (See Mortgage, Secs. 25, 26, 59 and 61 and Eighteenth Supplemental, Secs. 2.01 and 2.02.)


      The Corporate Trustee

             Bankers Trust Company also serves as the Indenture Trustee under the Indenture under which the Company's Unsecured Medium-Term Notes are issued.


                           DESCRIPTION OF COMMON STOCK

     The following is a summary of certain rights and privileges of the Common Stock. This summary does not purport to be complete. Reference is made to the Restated Articles of Incorporation and the Bylaws of the Company, filed as exhibits to the Registration Statement, for complete statements. The following statements are qualified in their entirety by such references.

     Dividends and Liquidation Rights: Except as hereinafter stated, the Common Stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. The Company's Preferred and Preference Stock are entitled in preference to the Common Stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

     Dividend Limitations: Should dividends on either the Preferred or the Preference Stock be in arrears, no dividends on the Common Stock may be paid or declared. Except with the consent of the holders of a majority of the Preferred Stock then outstanding, no dividends on the Common Stock or the Preference Stock may be paid or declared unless the Preferred Stock purchase and sinking fund obligations have been met for that year. Future series of the Preferred or the Preference Stock could contain sinking fund, purchase or redemption obligations under which no dividends on the Common Stock may be paid or declared while such obligations are in default. Common Stock dividends also may be restricted by the provisions of future instruments pursuant to which the Company may issue long-term debt.

     Voting Rights: Except as provided by law or as described below, only the Common Stock has voting rights. Cumulative voting is permitted by the Restated Articles of Incorporation to holders of Common Stock at elections of directors. The Preferred Stock has the special right to elect the smallest number of directors which constitutes at least one-fourth of the total number of directors, or two directors, whichever is greater, if payments of four quarterly dividends or more on any share or shares of Preferred Stock should be in arrears.

     Classification of the Board of Directors: The Board of Directors of the Company may consist of not less than nine nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The current number is twelve. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person's consent thereto shall be delivered to the Secretary of the Company in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors. The foregoing provisions will not apply to directors, if any, elected by the holders of the Preferred Stock.

     Transactions with Related Persons: The Company shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of the Company) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of the Company not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of the Company in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of the Company that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a "business transaction" includes a merger, consolidation, reorganization or recapitalization, a purchase, sale, lease, exchange or mortgage of all or a substantial part (10% or more) of the property of the Company or a related person, an issuance, sale or exchange of securities and a liquidation, spin-off or dissolution; a "related per-son" includes a person, organization or group thereof owning 10% or more of the capital stock of the Company; "continuing directors" are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continu-ing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of the Company (other than shares held by related persons).

     Preemptive Rights: The holders of the Common Stock have no preemptive rights.

     Other Provisions: The issued and outstanding shares of Common Stock are, and the shares of the New Common Stock, if any, will be, fully paid and nonassessable.

     Transfer Agent  and Registrar:   The Company  is the  transfer agent  and
   registrar for the Common Stock.



                               PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Each Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters as may be designated by the Company, or directly by one or more of such firms. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time. Each Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Securities in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities offered thereby from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such Prospectus Supplement, which will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


                                     EXPERTS

     The financial statements and the financial statement schedules of Northwest Natural Gas Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because such reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     The statements made as to matters of law and legal conclusions in the documents incorporated in this Prospectus by reference and under "Description of the New Bonds" and "Description of Common Stock" herein and, if any, in the accompanying Prospectus Supplement have been reviewed by Bruce B. Samson, Esquire, Portland, Oregon. Mr. Samson is General Counsel of the Company. These statements and conclusions are set forth in reliance upon the opinion of Mr. Samson given upon his authority as an expert. As of March 31, 1994, Mr. Samson owned approximately 2,802 shares of the Company's common stock (including 1,009 shares through the Company's Retirement K Savings Plan) and has been granted options to purchase 8,000 additional shares at a price of $24.875 and 2,000 additional shares at a price of $36.00, the market prices of the shares on the dates of such grants. Mr. Samson's shares, including the underlying shares subject to options granted to him, have a current fair market value of approximately $412,865.


                                     LEGALITY

     The legality of the Securities will be passed upon for the Company by Mr. Samson and by Reid & Priest, New York, New York. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. However, all matters pertaining to titles, the lien and enforceability of the Mortgage, franchises and all other matters of Oregon and Washington law will be passed upon only by Mr. Samson.

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    Filing fee Securities and Exchange Commission . . .     $ 20,690
    Rating agencies' fees*  . . . . . . . . . . . . . .       50,000
    Trustees' fees* . . . . . . . . . . . . . . . . . .       20,000
    Legal fees and expenses*  . . . . . . . . . . . . .      100,000
    Accounting fees and expenses* . . . . . . . . . . .       15,000
    Printing and engraving* . . . . . . . . . . . . . .       35,000
    Miscellaneous expenses* . . . . . . . . . . . . . .       34,310
                                                              ------
     Total expenses*  . . . . . . . . . . . . . . . . .     $275,000
                                                            --------
                                                            --------
   _________________________
   *Estimated


   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Oregon Business Corporation Act (the "Act") provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

     (1) shall be indemnified by the corporation for all reasonable expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

     (2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

     (3) may be indemnified by the corporation for reasonable expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

     The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct has been met and a written undertaking by such director or officer to repay such ex-penses if it is ultimately determined that he or she is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     The Company's Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

     The Company's Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

     The Company's shareholders have approved and the Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

     (1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

     (2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

     (3) indemnity is explicitly provided for judgments and settlements in derivative actions;

     (4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

     (5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

     The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.


   ITEM 16.  LIST OF EXHIBITS.

     1(a)  -   Form of Underwriting Agreement relating to the New Bonds.

     1(b)  -   Form  of Underwriting  Agreement  relating  to the  New  Common
               Stock.

     4(a)* - Copy of Mortgage and Deed of Trust, dated as of July 1, 1946 (filed as Exhibit 7(j) in File No. 2-6494).

     4(b)* - Copies of Supplemental Indentures Nos. 1 through 14 to the Mortgage and Deed of Trust, dated, respectively, as of June 1, 1949, March 1, 1954, April 1, 1956, February 1, 1959, July 1,
               1961, January 1, 1964,  March 1, 1966, December 1,  1969, April
               1, 1971, January 1, 1975, December 1, 1975, July 1, 1981,  June
               1, 1985, and November 1, 1985 (filed as Exhibit 4(d) in File No. 33-1929); Supplemental Indenture No. 15 to the Mortgage and Deed of Trust, dated as of July 1, 1986 (filed as Exhibit 4(c) in File No. 33-24168); Supplemental Indentures Nos. 16, 17 and 18 to the Mortgage and Deed of Trust, dated, respectively, as of November 1, 1988, October 1, 1989 and July 1, 1990 (filed as Exhibit 4(c) in File No. 33-40482); Supplemental Indenture No. 19 to the Mortgage and Deed of Trust, dated as of June 1, 1991 (filed as Exhibit 4(c) in File No. 33-64014).

     4(c)  -   Copy of  the Twentieth Supplemental  Indenture to  the Mortgage
               and Deed of Trust, dated as of June 1, 1993.

     4(d)  -   Form of Supplemental Indenture relating to the New Bonds.

     4(e)* - Restated Articles of Incorporation as filed and effective June 24, 1988, as amended December 8, 1992 and December 1, 1993. (incorporated herein by reference to Exhibit 4(a) to Registration No. 33-51271).

     4(f)* - Bylaws as amended December 16, 1993 (incorporated herein by reference to Exhibit (3b) to the Company's Annual Report on Form 10-K for 1993 in File No. 0-994).

     5(a)  -   Opinion of Bruce B. Samson, Esquire.

     5(b)  -   Opinion of Reid & Priest.

     12*   -   Computation   of   Ratio   of   Earnings   to   Fixed   Charges
               (incorporated  by reference  to  Exhibit  12 to  the  Company's
               Quarterly Report on Form 10-Q for the first quarter of 1994 in File No. 0-994).

     15    -   Letter  of Independent  Auditors relating  to unaudited interim financial information (see page II-7).

     23    -   Independent Auditors'  Consent (see page  II-8).   The consents
               of Bruce B. Samson,Esquire, and of Reid & Priest are included in their opinions filed, respectively, as Exhibits 5(a) and 5(b).

     24    -   Power of Attorney (see page II-4).

     25(a) - Statement of Eligibility of the Corporate Mortgage Trustee on Form T-1.

     25(b) - Statement of Eligibility of the Individual Mortgage Trustee on Form T-2.

     _____________
   *Incorporated by reference herein as indicated.


   ITEM 17.  UNDERTAKINGS.


            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes, that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                POWER OF ATTORNEY

             Each director and/or officer of the registrant whose signature appears hereinafter hereby appoints Robert L. Ridgley, Bruce R. DeBolt and Robert G. Schuur, the Agents for Service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                    SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon on the 23rd day of May, 1994.

                                 NORTHWEST NATURAL GAS COMPANY


                                 By            ROBERT L. RIDGLEY
                                    ------------------------------------
                                         Robert L. Ridgley,
                                           President and
                                      Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities and on the date indicated.


          Signature                      Title                    Date
          ---------                      -----                    ----

      ROBERT L. RIDGLEY                President,              May 23, 1994
   ---------------------------         Chief Executive
      Robert L. Ridgley,               Officer, and Director
      Principal Executive Officer

       BRUCE R. DEBOLT                Senior Vice President,   May 23, 1994
   ---------------------------        Finance, and Chief
       Bruce R. DeBolt,               Financial Officer
       Principal Financial Officer

       D. JAMES WILSON                Treasurer and            May 23, 1994
   ---------------------------        Controller
       D. James Wilson,
       Principal Accounting Officer

       MARY ARNSTAD                   Director                 May 23, 1994
   ---------------------------
       Mary Arnstad

      THOMAS E. DEWEY, JR.            Director                 May 23, 1994
   ---------------------------
      Thomas E. Dewey, Jr.

      TOD R. HAMACHEK                 Director                 May 23, 1994
   ---------------------------
      Tod R. Hamachek

      RICHARD B. KELLER               Director                 May 23, 1994
   ---------------------------
      Richard B. Keller

      WAYNE D. KUNI                   Director                 May 23, 1994
   ---------------------------
      Wayne D. Kuni

      DWIGHT A. SANGREY               Director                 May 23, 1994
   ---------------------------
      Dwight A. Sangrey

      MELODY C. TEPPOLA               Director                 May 23, 1994
   ---------------------------
      Melody C. Teppola

      RUSSELL F. TROMLEY              Director                 May 23, 1994
   ---------------------------
      Russell F. Tromley

      BENJAMIN R. WHITELEY            Director                 May 23, 1994
   ---------------------------
      Benjamin R. Whiteley

      WILLIAM R. WILEY                Director                 May 23, 1994
   ---------------------------
      William R. Wiley

      CARLTON WOODARD                 Director                 May 23, 1994
   ---------------------------
      Carlton Woodard

                                                        Exhibit 15

   May 23, 1994


   Northwest Natural Gas Company
   Portland, Oregon

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended March 31, 1994 and 1993, as indicated in our report dated April 28, 1994; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, is incorporated by reference in this Registration
   Statement.

   We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



   /s/ Deloitte & Touche
   ----------------------
   DELOITTE & TOUCHE

                                                Exhibit 23


   INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of Northwest Natural Gas Company on Form S-3 of our report dated February 25, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company's method of accounting for income taxes and postretirement benefits in 1993) appearing in the Annual Report on Form 10-K of Northwest Natural Gas Company for the year ended December 31, 1993. We also consent to the references to us under the heading "Experts" in such Registration Statement.


   /s/ Deloitte & Touche
   ----------------------
   DELOITTE & TOUCHE


   May 23, 1994

                                INDEX TO EXHIBITS

                                                                  Sequentially
                                                                    Numbered
   Exhibit                                                            Page
   -------                                                        ------------

   1(a) -    Form of Underwriting Agreement relating to the New Bonds.

   1(b) -    Form of Underwriting  Agreement relating to the  Common
             Stock.

   4(a) -    Copy of Mortgage and Deed of Trust, dated as of July 1,        *
             1946, to Bankers  Trust Company and R.G.  Page (to whom
             Stanley Burg  is  now successor),  Trustees  (filed  as
             Exhibit 7(j) in File No. 2-6494).

   4(b) -    Copies of Supplemental Indentures  Nos. 1 through 14 to        *
             the Mortgage and Deed of Trust, dated, respectively, as
             of June 1, 1949, March 1, 1954, April 1, 1956, February
             1,  1959, July 1, 1961, January 1, 1964, March 1, 1966,
             December  1,  1969, April  1,  1971,  January 1,  1975,
             December  1, 1975,  July  1, 1981,  June  1, 1985,  and
             November 1, 1985 (filed as Exhibit 4(d) in File No. 33-
             1929); Supplemental  Indenture No.  15 to  the Mortgage
             and  Deed of Trust, dated as  of July 1, 1986 (filed as
             Exhibit (4)(c) in File No. 33-24168); Supplemental Indentures Nos. 16, 17 and 18 to the Mortgage and Deed
             of Trust, dated, respectively,  as of November 1, 1988,
             October  1, 1989  and July  1,  1990 (filed  as Exhibit
             (4)(c)   in  File   No.  33-40482);   and  Supplemental
             Indenture No. 19 to the Mortgage and Deed of Trust, dated as of June 1, 1991 (filed as Exhibit 4(c) in File
             No. 33-64014).

   4(c) - Copy of the Twentieth Supplemental Indenture to the Mortgage and Deed of Trust, dated as of June 1, 1993.

   4(d) -    Form  of Supplemental  Indenture  relating  to the  New
             Bonds.

   4(e) -    Restated   Articles  of  Incorporation   as  filed  and         *
             effective June 24, 1988, as amended December 8, 1992 and December 1, 1993 (incorporated herein by reference to Exhibit 4(a) in File No. 33-51271).

   4(f) -    Bylaws  as  amended  December  16,  1993  (incorporated         *
             herein by  reference to  Exhibit (3b) to  the Company's
             Annual  Report on  Form 10-K  for 1993  in File  No. 0-
             994).

   5(a) -    Opinion of Bruce B. Samson, Esquire.

   5(b) -    Opinion of Reid & Priest.

   12   -    Computation  of  Ratio  of  Earnings  to Fixed  Charges         *
             (incorporated  by  reference  to   Exhibit  12  to  the
             Company's Quarterly Report on Form 10-Q for the first quarter of 1994 in File No. 0-994).

   15   -    Letter  of Independent  Auditors relating  to unaudited
             interim financial information (see page II-7).

   23   -    Independent  Auditors' Consent  (see page  II-8).   The
             consents of  Bruce B.  Samson, Esquire, and  of Reid  &
             Priest   are  included   in   their   opinions   filed,
             respectively, as Exhibits 5(a) and 5(b).

   24   -    Power of Attorney (see page II-4).

   25(a) -   Statement  of  Eligibility  of the  Corporate
             Mortgage Trustee on Form T-1.

   25(b) -   Statement  of  Eligibility of  the Individual
             Mortgage Trustee on Form T-2.

   _________________________________________
   *    Previously filed as indicated.